Exhibit 99.3

AMENDED AND RESTATED STOCK PURCHASE AGREEMENT

by and among

FLASH BRIGHT POWER LTD.,
RIHUAXING LIMITED,
SUNPEAK UNIVERSAL HOLDINGS, INC.,
BRIGHT REALITY INVESTMENT LIMITED
and
JAPAN NK INVESTMENT K.K.

October 21, 2019

TABLE OF CONTENTS
ARTICLE I

PURCHASE AND SALE OF SHARES
1.1	Purchase and Sale of Shares	1
1.2	Purchase Price	1
1.3	Initial Payment, Step 1 Payment and Fei Settlement Payment.	2
1.4	Closing; Deliverables	2
1.5	Defined Terms Used in this Agreement	4
1.6	General Interpretive Principles	8
ARTICLE II

REPRESENTATIONS AND WARRANTIES OF EACH SELLER
2.1	Organization and Good Standing	9
2.2	Title to Shares	9
2.3	Authorization	10
2.4	Non-Contravention	10
2.5	Material Non-Public Information	10
2.6	Brokers and Finders	10
2.7	Litigation	10
ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER
3.1	Organization and Good Standing	10
3.2	Authorization	11
3.3	Non-Contravention	11
3.4	Brokers and Finders	11
3.5	Litigation	11
ARTICLE IV

COVENANTS
4.1	Interim Operations	11
4.2	Publicity.	12
4.3	Confidentiality	12
4.4	Reasonable Best Efforts of Parties to Close; Regulatory Matters	12
4.5	Exclusivity	13
4.6	Notification of Certain Matters.	13
i

ARTICLE V

CONDITIONS TO CLOSING
5.1	Mutual Conditions	14
5.2	Conditions to Obligation of the Purchaser	14
5.3	Conditions to Obligations of the Sellers	15
5.4	Waiver of Conditions.	16
ARTICLE VI

TERMINATION
6.1	Termination	16
6.2	Effect of Termination	17
ARTICLE VII

SURVIVAL; INDEMNIFICATION
7.1	Survival	17
7.2	Indemnification by Sellers	17
7.3	Indemnification by the Purchaser	18
7.4	Indemnification Procedures	18
7.5	Exclusive Remedy	19
7.6	Limitation on Liability	19
ARTICLE VIII

DISPUTE RESOLUTION
8.1	Consultation	19
8.2	Arbitration	19
ARTICLE IX

MISCELLANEOUS
9.1	Notices.	21
9.2	Binding Effect; Assignments	21
9.3	Governing Law	22
9.4	Counterparts	22
9.5	Titles and Subtitles	22
9.6	Fees and Expenses	22
9.7	Amendments and Waivers	22
9.8	Severability	22
9.9	Waiver	22
9.10	Entire Agreement; Construction	22
ii

9.11	Representation by Counsel	23
9.12	Waiver of Jury Trial	23
9.13	Amendment and Restatement	23

iii

AMENDED AND RESTATED STOCK PURCHASE AGREEMENT
This AMENDED AND RESTATED STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of October 21, 2019, is made and entered into by and among Japan NK Investment K.K., a Japanese corporation (the “Purchaser”), Flash Bright Power Ltd., a company established under the laws of the British Virgin Islands, Rihuaxing Limited, a company established under the laws of the British Virgin Islands, Sunpeak Universal Holdings, Inc., a California corporation and Bright Reality Investment Limited, a company established under the laws of the British Virgin Islands (collectively, the “Sellers”). Each of the individual Sellers may be referred to herein as a “Seller”. Each Seller or the Purchaser may be referred to herein as a “Party” or, collectively, as the “Parties”. Defined terms used herein and not otherwise defined have the meanings ascribed to such terms in Section 1.5.
WHEREAS, each Seller is the record and beneficial owner of the American depositary shares (“ADSs”) and ordinary shares (“Ordinary Shares”) of Sky Solar Holdings, Ltd., a company established under the laws of the Cayman Islands (the “Company”) set forth next to such Seller’s name on Exhibit A attached to this Agreement (collectively, the “Shares”);
WHEREAS, the Purchaser desires to purchase, acquire and accept, and the Sellers desire to sell, assign, transfer, convey, and deliver to the Purchaser, all of the Shares under the terms and conditions set forth in this Agreement.
WHEREAS, the Parties have previously entered into that certain Stock Purchase Agreement, dated as of March 1, 2019 (the “Original SPA”), and now desire to amend and restate such Original SPA in its entirety pursuant to a written agreement executed by all of the parties thereto in accordance with Section 9.7 thereof.
NOW, THEREFORE, in consideration of the premises and mutual promises herein made, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:
ARTICLE I

PURCHASE AND SALE OF SHARES
1.1          Purchase and Sale of Shares.
On the terms and subject to the conditions of this Agreement, the Purchaser agrees to purchase, acquire and accept from the Sellers at the Closing, and each such Seller agrees to sell, assign, transfer, convey, and deliver to the Purchaser at the Closing, all of the Shares set forth opposite such Seller’s name on Exhibit A, at a per share price of US$2.00 per ADS and a per share price of US$0.25 per Ordinary Share, each free and clear of any Liens (other than restrictions under any applicable securities Laws, and created by Purchaser).
1.2          Purchase Price.

The aggregate purchase price for the Shares shall be equal to US$38,026,988.50, inclusive of the Initial Payment (as defined in Section 1.3(a)), the Fei Settlement Payment (as defined in Section 1.3(c)) and the Step 1 Payment (the “Purchase Price”), which shall be allocated amongst the Sellers on a pro rata basis in accordance with Exhibit A; provided that the Step 1 Payment and the Fei Settlement Payment portion of the Purchase Price shall be credited towards, and reduce, the payments made in respect of Flash Bright’s Shares at Closing only.
1.3          Initial Payment, Step 1 Payment and Fei Settlement Payment.
(a)          The Parties acknowledge and agree that (i) prior to the execution of the Original SPA the Sellers were paid a portion of the Purchase Price by Purchaser equal to the sum of US$1,901,349.43, representing 5% of the price for the Shares being sold by the Sellers (the “Initial Payment”); and (ii) the Purchase Price and therefore the Consideration payable by Purchaser hereunder at Closing shall be reduced by an amount equal to the Initial Payment.  In the event that the Closing does not take place by the Long Stop Date and this Agreement is terminated in accordance with its terms, the Initial Payment shall be retained by the Sellers.
(b)          The Parties acknowledge and agree that (i) on February 18, 2019, Purchaser made the Step 1 Payment to the Sellers; and (ii) the Purchase Price and therefore the Consideration payable by Purchaser hereunder at Closing shall be reduced by an amount equal to the Step 1 Payment.
(c)          The Parties acknowledge and agree that (i) in accordance with that certain Deed of Settlement (the “Fei Settlement Agreement”) by and among Mr. Shengkang Fei, Mr. Richard Yuqiang Lu, Ms. Ranran Xu and Mr. Weili Su (Mr Fei, Mr. Lu and Ms. Xu, collectively, the “Judgment Creditors”), Flash Bright and Bright Access Innovations Limited, a company established under the British Virgin Islands, dated August September 18, 2019, Flash Bright and Mr. Su agreed to pay the Judgment Creditors an amount equal to US$8,000,000.00 (the “Fei Settlement Payment”); (ii) in accordance with the Fei Settlement Agreement, on September 25, 2019 the Purchaser paid the Fei Settlement Payment to the Judgment Creditors on behalf of Flash Bright and Mr. Su; and (iii) the Purchase Price and therefore the Consideration payable by Purchaser hereunder at Closing shall be reduced by the Fei Settlement Payment.
1.4          Closing; Deliverables.
(a)          The closing of the transactions contemplated by this Agreement, including the purchase and sale of the Shares and the payment by the Purchaser of the remainder of the Purchase Price after excluding the Initial Payment, Step 1 Payment and Fei Settlement Payment (the “Closing”), shall take place remotely via the exchange of documents and electronic signatures, on the date that is three (3) Business Days after all conditions set forth in Article V (except those conditions that are to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of such conditions at such time) have been satisfied or waived by the party entitled to the benefit of the same, at 10:00 A.M., Japanese standard time, or on such other date, or at such other time and place as the Sellers and the Purchaser shall mutually agree upon, orally or in writing (such date, the “Closing Date”).
(b)          At the Closing, the Purchaser shall deposit the remainder of the Purchase Price after deducting the Initial Payment, the Fei Settlement Payment and the Step 1

Payment, being an amount equal to US$13,487,825.75 (the “Consideration”) into a bank account or accounts of the Sellers notified to Purchaser by the Sellers at least three (3) Business Days prior to the Closing Date.
(c)          For the purposes of calculation of the Consideration, both the Initial Payment and the Step 1 Payment, which were made in Japanese yen in lieu of U.S. dollars, shall be converted into an amount in U.S. dollars using the prevailing exchange rate as of the date the Initial Payment and Step 1 Payment were made, respectively.
(d)          Transfer of Shares.
(i)          On the date of the Step 1 Payment, (1) Flash Bright executed an irrevocable power of attorney or similar document authorizing and instructing Sellers’ Legal Counsel to execute on its behalf the ADSs Transfer Documents (as defined below) and deliver on its behalf the ADSs Transfer Documents to the Depositary and deliver any other documents and take any other actions necessary to effect the transfer of ADSs held by Flash Bright to the Purchaser and provided copies of such documents to the Purchaser; and (2) Sellers’ Legal Counsel provided an undertaking that it undertakes to execute and deliver the ADSs Transfer Documents to the Depositary and Flash Bright has provided a copy of such undertaking to the Purchaser.
(ii)          From the date of the Step 1 Payment until the date when the Purchaser or its lawful nominee is registered as the holder of the relevant ADSs held by Flash Bright, Flash Bright covenants with the Purchaser as follows:
(1)          Flash Bright covenants with the Purchaser that it will at its own cost take all possible actions to promptly (and in no event later than the Long-Stop Date) cause the transfer of full and unrestricted legal and beneficial title to ADSs held by Flash Bright to the Purchaser and to give effect to the provisions of this Agreement, including due execution of ADSs Transfer Documents for transfer to the Purchaser, delivering such ADSs Transfer Documents to the Depositary and doing and executing, or arranging for the doing and executing of, each act, document and thing necessary to implement the transfer of the ADSs and the provisions of this Agreement; and
(2)          Flash Bright undertakes to the Purchaser that for so long as it remains the registered holder of any of the ADSs it will: (A) hold the ADSs and the dividends and other distributions of profits or surplus or other assets declared, paid or made in respect of them from the date of the Step 1 Payment and all rights arising out of or in connection with them in trust for the benefit of Purchaser; (B) deal with and dispose of such ADSs and all such dividends, distributions and rights as the Purchaser may direct; (C) instruct the Depositary to vote at all shareholders’ meetings which the Depositary is entitled to attend in such manner as the Purchaser shall direct; and (D) for the purpose of giving effect to this Section 1.4(d)(ii)(2), Flash Bright hereby appoints the Purchaser to be its attorney in its name and on its behalf to exercise all or any of the rights in relation to such ADSs as the Purchaser in its absolute discretion see fit until the date on which the Purchaser or its lawful nominee is registered as the holder of the relevant ADSs.
(iii)          On or prior to the Closing Date, Flash Bright shall deliver (or cause to be delivered) the ADSs, free and clear of any Liens, accompanied by (1) a copy of the ADR Certificate (and, if required by the Depositary, the original ADR Certificate); (2) the transfer certificate (in a form acceptable to the Depositary) in respect of the ADSs held by Flash Bright duly executed by Flash Bright or its duly authorized agent for transfer to the Purchaser; (3) an executed copy of the Fei Settlement Agreement; (4) the NY Order to Vacate (as defined in the Fei Settlement Agreement); (5) the BVI Order to Discharge (as defined in the Fei Settlement Agreement); (6) a British Virgin Islands court order discharging the BVI Injunction (as defined in the Fei Settlement Agreement); (7) a UK court order discharging the UK Injunction (as defined in the Fei Settlement Agreement); (8) a Hong Kong court order discharging the HK 1st Injunction and the HK 2nd Injunction (each as defined in the Fei Settlement Agreement) and (9) an executed copy of the Hold Harmless Agreement (as defined in the Fei Settlement Agreement) (collectively, the “ADSs Transfer Documents”) certified by the Sellers’ Legal Counsel (or other qualified legal counsel acceptable to the Depositary) and an undertaking from the Sellers’ Legal Counsel that it undertakes to deliver the ADSs Transfer Documents to the Depositary and otherwise take actions sufficient to vest in the Purchaser good title to such ADSs.
(iv)          On or prior to the Closing Date, the Sellers shall deliver (or cause to be delivered) the Ordinary Shares held by the Sellers, free and clear of any Liens, accompanied by the instruments of transfer duly executed and otherwise sufficient to vest in the Purchaser good title to such Shares.
(e)          The Purchaser shall be entitled to deduct and withhold from amounts otherwise payable to Sellers pursuant to this Agreement such amounts as it reasonably determines that it is required to deduct and withhold with respect to the making of such payment under any provision of Applicable Law.  To the extent that amounts are so withheld by the Purchaser and remitted to the appropriate Governmental Authority, such withheld and remitted amounts shall be treated for all purposes of this Agreement as having been paid to the Sellers.  Sellers’ Representative shall deliver to the Purchaser such certifications or other documentation with respect to Sellers as the Purchaser may reasonable request in order for the Purchaser to fulfill its withholding tax obligations under Applicable Law.
1.5          Defined Terms Used in this Agreement.
In addition to the terms defined above, the following terms used in this Agreement shall be construed to have the meanings set forth or referenced below.
“Action” means any action, cause of action, arbitration, assessment, hearing, claim, demand, suit, proceeding, citation, summons, subpoena, examination, audit, review, inquiry, or investigation of any nature, whether civil, criminal, administrative, regulatory or otherwise, in law or in equity.
“ADSs” has the meaning set forth in the recitals hereof.
“ADR Certificate” means an American Depositary Receipt certificate evidencing ownership of the ADSs held by Flash Bright.
“ADSs Transfer Documents” has the meaning set forth in Section 1.4(d)(iii).
“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such first Person. The term “control” (including its correlative meanings “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or other ownership interests, by contract, or otherwise).  A general partner or managing member of a Person shall always be considered to “control” such Person.
“Agreement” has the meaning set forth in the recitals hereof.
“Applicable Law” means, with respect to any Person, any Law (including those of the SEC or any other self-regulatory organization) that is applicable to such Person or such Person’s Affiliates, equityholders, directors, officers, employees, agents, properties or assets.
“Business Day” means any day other than a day on which banks in New York, the Cayman Islands or Japan are required or authorized to close.
“Closing” has the meaning set forth in Section 1.4(a).
“Company” has the meaning set forth in the introductory paragraph hereof.
“Consent” means any consent, approval, authorization, waiver, grant, agreement, or exemption of any Person that is required in connection with (a) the execution and delivery by any Seller, or the Purchaser, as applicable, of this Agreement or (b) the consummation by any Seller, or the Purchaser, as applicable, of the transactions contemplated herein.
“Consideration” has the meaning set forth in Section 1.4(b).
“Contract” means any mortgage, indenture, lease, note, contract, agreement, commitment, or other instrument or binding arrangement.
“Depositary”means Citibank N.A. or its other designated office.
“Dispute” has the meaning set forth in Section 8.1(a).
“Fei Settlement Agreement” has the meaning set forth in Section 1.3(c).
“Fei Settlement Payments” has the meaning set forth in Section 1.3(c).

“Flash Bright” means Flash Bright Power Ltd., a company established under the laws of the British Virgin Islands.
“Governmental Authority” means any U.S., foreign, federal, national, state, or local government or political subdivision thereof, any entity, agency, authority, or body exercising executive, legislative, judicial, regulatory, or administrative functions of or pertaining to government, any court, tribunal, or arbitrator, and any self-regulatory organization, agency or authority.
“HKIAC” means the Hong Kong International Arbitration Centre.
“Indemnity Claim” has the meaning set forth in Section 7.4(a).
“Indemnified Party” has the meaning set forth in Section 7.4.
“Indemnifying Party” has the meaning set forth in Section 7.4.
“Initial Payment” has the meaning set forth in Section 1.3(a).
“Judgment Creditors” has the meaning set forth in Section 1.3(c).
“Law” means any domestic or foreign, federal, state, or local statute, law, ordinance, rule, administrative code, administrative interpretation, regulation, Order, writ, injunction, directive, judgment, decree, or other requirement, in each case of a Governmental Authority with authority over the applicable matters.
“Liens” means any liens, security interests, mortgages, pledges, charges, hypothecations, or other encumbrances.
“Long-Stop Date” has the meaning set forth in Section 6.1(e).
“Losses” means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, Taxes, costs, or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Losses” shall not include punitive damages, except to the extent actually awarded to a Governmental Authority or other Third Party.
“Memorandum” means the Memorandum of Understanding entered into by and among Renewable Japan Co., Ltd., Mr. Chen Rui, the Sellers and the other parties named therein on October 24, 2018.
“Order” means any writ, judgment, injunction, order, decree, ruling, assessment, or arbitration award (including any consent decree or settlement agreement) that is issued, promulgated or entered into by or with a Governmental Authority, in each case, whether preliminary or final.
“Ordinary Shares” has the meaning set forth in the recitals hereof.

“Original SPA” has the meaning set forth in the recitals hereof.
“Organizational Documents” means, with respect to any Person that is a company or corporation, its articles or certificate of incorporation or memorandum and articles of association, as the case may be, and by-laws; with respect to any Person that is a partnership, its certificate of partnership and partnership agreement; with respect to any Person that is a limited liability company, its certificate of formation and limited liability company or operating agreement; with respect to any Person that is a trust or other entity, its declaration or agreement of trust or constituent document; and with respect to any other Person, its comparable organizational documents, in each case, as amended or restated.
“Party” has the meaning set forth in the introductory paragraph hereof.
“Parties” has the meaning set forth in the introductory paragraph hereof.
“Person” means any natural person, corporation, company, partnership (limited or general), limited liability company, joint venture, association, trust, unincorporated organization or other entity.
“Purchase Price” has the meaning set forth in Section 1.2.
“Purchaser” has the meaning set forth in the introductory paragraph hereof.
“Purchaser Fundamental Representations” means the representations and warranties set forth in Section 3.1, Section 3.2, Section 3.4 and Section 3.5.
“Representative” means, with respect to any Person, any and all Affiliates and its and their respective directors, managers, officers, employees, consultants, financial advisors, counsel, accountants, and other agents.
“Rules” has the meaning set forth in Section 8.2(a).
“SEC” means the United States Securities and Exchange Commission.
“Seller” has the meaning set forth in the introductory paragraph hereof.
“Seller Fundamental Representations” means the representations and warranties set forth in Section 2.1, Section 2.2, Section 2.3, Section 2.5, Section 2.6 and Section 2.7.
“Sellers” has the meaning set forth in the introductory paragraph hereof.
“Sellers’ Legal Counsel” means Dentons, Shenyang Office of 42/F, Tower 1, Forum 66 Office Building, No. 1-1 Qingnian Street, Shenyang, Liaoning Province, China
“Shares” has the meaning set forth in the recitals hereof.
“Step 1 Payment” means the payment by the Purchaser to the Company, on February 18, 2019 of an amount in Japanese yen equal to US$14,637,813.32 on such date, in satisfaction of the obligation of Mr. Weili Su (PRC ID number of 130604196812070616) to pay Euro

9,607,843 and US$3,670,049 and any interest accrued for the benefit of the Company under the Settlement and Release Agreement between the Company and Mr. Weili Su, dated September 19, 2017 (as amended, restated, supplemented or otherwise modified from time to time).
“Taxes” means any and all federal, state, local, foreign, and other taxes, charges, fees, levies, customs duties, or other assessments (including any penalties resulting from the non-filing of any Tax Return), including all net income, alternative, or add-on minimum, gross income, gross receipts, premium, estimated, sales, use, ad valorem, value-added, environmental, windfall, capital stock, property, transfer, franchise, profits, license, withholding, payroll, employment, excise, escheat, severance, stamp, occupation, customs, duties, and guaranty fund assessments, together with any interest, additions to tax, and penalties with respect thereto imposed by any Taxing Authority (whether or not disputed).
“Third Party” means a Person who is not a party to this Agreement and not an Affiliate of any such party hereto.
“TK Settlement Agreement” means the TK Interest Purchase and Sale Agreement dated December 21, 2018 and entered into by and among the Company, Sky Solar Japan Co., Ltd., Sky International Enterprise Group Ltd., Solar Partnership Capital LTD and certain investor(s) in relation to the redemption by certain investor(s) of its or their interest under the Japanese anonymous association (匿名組合: tokumei kumiai) arrangement with respect to certain assets of the Company.
“Transaction Documents” means this Agreement and each other agreement, document, instrument, or certificate entered into, or delivered in connection with, or otherwise contemplated by, this Agreement and the transactions contemplated hereby.
1.6          General Interpretive Principles.
For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:
(a)          references to this Agreement include all Exhibits hereto;
(b)          the terms defined in this Agreement include the plural as well as the singular, and the use of any gender or neuter form herein shall be deemed to include the other gender and the neuter form;
(c)          references herein to “Articles,” “Sections,” “paragraphs,” and other subdivisions without reference to a document are to designated Sections, paragraphs, and other subdivisions of this Agreement;
(d)          a reference to a Section or paragraph without further reference to a Section or paragraph is a reference to such Section or paragraph as contained in the same Section or paragraph in which the reference appears, and this rule shall also apply to other subdivisions;
(e)          the phrases “delivered” or “made available” shall mean that the information referred to has been physically or electronically delivered to the relevant parties;

(f)          the words “herein,” “hereof,” “hereunder,” and other words of similar import refer to this Agreement as a whole and not to any particular provision;
(g)          the term “include,” “includes,” or “including” shall be deemed to be followed by the words “without limitation”;
(h)          any reference to a Law includes all rules and regulations promulgated thereunder and any predecessor or successor statute, rules or regulation, as amended or otherwise modified from time to time, but each instance as of the date of this Agreement;
(i)          any reference to the word “will” has the same meaning as the word “shall”;
(j)          any reference to “dollars” or “$” are to United States dollars;
(k)          any reference to “yen” or “¥” are to Japanese yen;
(l)          any reference to “Euro” or “€” means the euro unit as defined in Regulation (EC) No. 1103/97 pronounced by the Council of the European Union;
(m)          any reference to a particular Person includes such Person’s successors and assigns to the extent not prohibited by this Agreement; and
(n)          any period of time hereunder ending on a day that is not a Business Day is extended to be the next Business Day.
ARTICLE II

REPRESENTATIONS AND WARRANTIES OF EACH SELLER
Each Seller hereby represents and warrants to the Purchaser, as to itself only, severally and not jointly, that:
2.1          Organization and Good Standing.
Such Seller is a legal entity duly organized, validly existing, and in good standing under the Laws of the jurisdiction of its formation and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted.
2.2          Title to Shares.
The Shares owned by such Seller are owned beneficially and of record by such Seller in the numbers set forth on Exhibit A hereto, free and clear of any and all Liens. Other than pursuant to this Agreement, there is no contractual obligation (written or oral) pursuant to which such Seller has, directly or indirectly, granted any option, warrant, right to purchase or acquire, proxy, pledge, distribution right, or other right to any Person to acquire or vote any Shares (or otherwise affecting the rights of such Seller with respect to any Shares) owned by such Seller.

2.3          Authorization.
Such Seller has the absolute and unrestricted right, power and authority to enter into and to perform its obligations under this Agreement.  This Agreement constitutes the legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its respective terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.
2.4          Non-Contravention.
The execution and delivery of this Agreement will not (a) conflict with, violate or breach any provision of such Seller’s organizational or governing documents (if applicable), (b) conflict with, violate, or breach any Applicable Law by which such Seller or any of its properties or assets may be bound, or (c) conflict with, breach, or result in a default under, result in the acceleration of, or give rise to a right of termination, cancellation, redemption, modification, or acceleration or require any notice under any material contract to which such Seller is a party or by which such Seller or any of its assets or properties may be bound.
2.5          Material Non-Public Information.
Such Seller does not possess any material non-public information regarding the Company that was not disclosed in writing to the Purchaser.
2.6          Brokers and Finders.
Such Seller has not incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or any other similar payments in connection with the transactions contemplated hereby.
2.7          Litigation.
Except as has been previously disclosed in writing by such Seller to Purchaser, such Seller is not subject to any Order of any Governmental Authority, and there exists no Action pending or, to the knowledge of such Seller, threatened against such Seller, that would be material to or interfere with such Seller’s ability to consummate the transactions contemplated hereby, at law or in equity or before any Governmental Authority.
ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER
The Purchaser hereby represents and warrants to the Sellers, as to itself only, severally and not jointly, that:
3.1          Organization and Good Standing.

The Purchaser is a legal entity duly organized, validly existing, and in good standing under the Laws of the jurisdiction of its formation and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted.
3.2          Authorization.
The Purchaser has the absolute and unrestricted right, power and authority to enter into and to perform its obligations under this Agreement.  This Agreement constitutes the legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its respective terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.
3.3          Non-Contravention.
The execution and delivery of this Agreement will not (a) conflict with, violate, or breach any provision of the Purchaser’s organizational or governing documents, (b) conflict with, violate, or breach any Applicable Law by which the Purchaser or any of its properties or assets may be bound, or (c) conflict with, breach, or result in a default under, result in the acceleration of, or give rise to a right of termination, cancellation, redemption, modification, or acceleration or require any notice under any material contract to which the Purchaser is a party or by which the Purchaser or any of its assets or properties may be bound.
3.4          Brokers and Finders.
The Purchaser has not incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or any other similar payments in connection with the transactions contemplated hereby.
3.5          Litigation.
The Purchaser is not subject to any Order of any Governmental Authority, and there exists no action pending or, to the knowledge of the Purchaser, threatened against the Purchaser, that would be material to or interfere with the Purchaser’s ability to consummate the transactions contemplated hereby, at law or in equity or before any Governmental Authority.
ARTICLE IV

COVENANTS
4.1          Interim Operations.
From and after the execution and delivery of this Agreement and prior to the Closing Date, each of the Sellers agrees, jointly and severally, that such Seller shall discuss in good faith with the Purchaser to reach mutual consent with respect to taking any action, including, but not limited to, the exercise of its voting rights in respect of its Shares or the exercise of any influence, directly or indirectly, on the Company’s directors or officers.

4.2          Publicity.
The Purchaser, on the one hand, and the Sellers, on the other hand, shall consult with each other before issuing, and give each other reasonable opportunity to review and comment upon, any press release or other public statement with respect to the transactions contemplated hereby, and shall not issue any such press release or make any such public statement without the prior written consent of the other (which consent shall not be unreasonably withheld, conditioned, or delayed); provided, however, that the provisions of this Section 4.2 will not prohibit any disclosure required by any Applicable Laws.
4.3          Confidentiality.
Following the date of this Agreement, regardless of whether this Agreement is terminated, the Parties hereto agree to keep the details of the negotiation of this Agreement and the terms of this Agreement confidential, except (a) to the extent required by Law, (b) if required to enforce the terms of this Agreement, (c) for financial reporting purposes, (d) that the Purchaser may disclose such information to potential sellers that are parties to the Memorandum and their respective attorneys, accountants or other advisors or (e) that the parties may disclose such information to their respective Representatives as necessary in connection with the ordinary conduct of their respective businesses (so long as such Representatives agree to maintain the confidentiality of such information); provided, however, in each case, the disclosing party will use reasonable best efforts to obtain confidential treatment for or preserve confidentiality of the details of the negotiation of this Agreement and the terms of this Agreement.
4.4          Reasonable Best Efforts of Parties to Close; Regulatory Matters.
(a)          Upon the terms and subject to the conditions set forth in this Agreement, each Party hereto shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate in doing, all things necessary, proper or advisable under applicable antitrust, competition, investment or similar Laws and regulations to consummate the transactions contemplated hereby, including (i) using reasonable best efforts to obtain all necessary, proper, or advisable Consents from Governmental Authorities and making all necessary, proper, or advisable registrations, filings, and notices and using reasonable best efforts to take all steps as may be necessary to obtain such Consents from any Governmental Authority (including under Competition Laws) and (ii) executing and delivering any additional agreements, documents, or instruments necessary, proper, or advisable to consummate the transactions contemplated hereby, and to fully carry out the purposes of, this Agreement.
(b)          Each Party hereto shall consult with one another with respect to the obtaining of all Consents of Governmental Authorities necessary, proper, or advisable to consummate the transactions contemplated hereby and each Party hereto shall keep the others reasonably apprised on a prompt basis of the status of matters relating to such Consents.  Each Party hereto shall have the right to review in advance and, to the extent practicable, and subject to any restrictions under Applicable Law, each shall consult the other with respect to, any filing made with, or written materials submitted to, any Governmental Authority or any Third Party in connection with the transactions contemplated hereby and each Party agrees to in good faith consider comments of the other Parties thereon.  Each Party hereto shall promptly furnish to each other copies of all such filings and written materials after their filing or submission, in each case subject to Applicable Laws.  Each party hereto shall promptly advise each other upon receiving any communication from any Governmental Authority whose Consent is required to consummate the transactions contemplated hereby, including promptly furnishing each other copies of any written or electronic communication, and shall promptly advise each other when any such communication causes such Party to believe that there is a reasonable likelihood that any such Consent will not be obtained or that the receipt of any such Consent will be materially delayed or conditioned.  Each Party hereto shall not participate in any live or telephonic meeting with any Governmental Authority (other than routine or ministerial matters) in respect of any filing, investigation, or other inquiry relating to the transactions contemplated hereby, unless, to the extent practicable, (i) it consults with the other Parties in advance and, (ii) to the extent permitted by Applicable Law and by such Governmental Authority, gives the other parties the opportunity to attend and participate in such meeting.  Notwithstanding the foregoing or anything else contained in this Agreement, no Party shall be obligated to provide information to another Party, if such Party determines, in its reasonable judgment, that (x) doing so would violate Applicable Law or a Contract, agreement, privilege, or obligation of confidentiality owing to a Third Party, jeopardize the protection of an attorney-client privilege, or expose such Party to risk of liability for disclosure of sensitive or personal information (it being understood that the parties shall use commercially reasonable efforts to enable such information to be furnished or made available to the requesting party or its Representatives without so jeopardizing privilege or protection, incurring liability, or contravening Applicable Law or Contract, agreement, or obligation, including by entering into a customary joint defense agreement or common interest agreement with the requesting party, to the extent such an agreement would preserve the applicable privilege or protection) or (y) such information is not directly related to the transactions contemplated hereby.  For the avoidance of doubt, this Section 4.4(b) (except for the immediately preceding sentence) shall not apply with respect to Tax matters.
(c)          Notwithstanding anything to the contrary contained in this Agreement, in no event shall a Party be required by a Governmental Authority to agree to take, or enter into, any action that is not conditioned upon the Closing.
4.5          Exclusivity.
From the date hereof up to the earlier of the Closing Date or the termination of this Agreement, each of the Sellers agrees, jointly and severally, that such Seller will not make and/or maintain any form of contact with any other potential investors, whether private or institutional or corporate, for any purpose without the prior written consent of the Purchaser.
4.6          Notification of Certain Matters.
During the period commencing on the date of this Agreement and terminating upon the earlier of the Closing or the termination of this Agreement, the Sellers shall give prompt written notice to the Purchaser of any material development that would make the satisfaction of any of the conditions set forth in Section 5.1 or Section 5.2 on the Closing Date reasonably unlikely or impossible.  Notwithstanding the foregoing, no notice under this Section 4.6 shall be deemed to have modified any representation or warranty or cured any breach of covenant for purposes of determining the satisfaction of the conditions set forth in Article V (or in and of itself result in the failure of a condition to a Closing in Article V).
ARTICLE V

CONDITIONS TO CLOSING
5.1          Mutual Conditions.
The respective obligations of each of the Parties to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver, at or prior to the Closing, of each of the following conditions:
(a)          at the Closing Date, there being in effect no preliminary, temporary or permanent injunction, Applicable Law, regulation or other Order issued by any Governmental Authority of competent jurisdiction which restrains, enjoins or otherwise prohibits the consummation of the transactions contemplated herein;
(b)          at the Closing Date, the Parties shall have obtained any required approval or consent from any Governmental Authority (including any self-regulatory organization) or other Third Party;
(c)          at the Closing Date, no litigation, suit, action or proceeding commenced by any Governmental Authority of competent jurisdiction shall be pending which seeks to prevent or enjoin the transactions contemplated; and
(d)          at the Closing Date, each of the Transaction Documents, including this Agreement, shall have been executed and be in full force and effect.
5.2          Conditions to Obligation of the Purchaser.
The obligation of the Purchaser to consummate the transactions contemplated by this Agreement is subject to the satisfaction or waiver, at or prior to the Closing by the Purchaser, of each of the following conditions:
(a)          the Seller Fundamental Representations shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date;
(b)          the representations and warranties of the Sellers (other than the Seller Fundamental Representations) set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date, except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to, individually or in the aggregate, prevent the Sellers from consummating the transactions contemplated herein or performing their respective obligations under this Agreement or the ancillary agreements;

(c)          the Sellers shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by the Sellers at or prior to the Closing Date;
(d)          the Purchaser shall have received a certificate of each Seller or, to the extent such Seller is not an individual, an authorized officer of such Seller, certifying that the conditions set forth in Section 5.2(a), Section 5.2(b) and Section 5.2(c) (in respect of such Seller) have been satisfied;
(e)          as of the Closing Date, the TK Settlement Agreement remains in full effect and has not been terminated or materially breached or altered; and
(f)          the Purchaser shall have received from the Sellers, executed copies of the board of directors of each of the Sellers, as applicable, authorizing this Agreement and the transactions contemplated herein.
5.3          Conditions to Obligations of the Sellers.
The obligation of the Sellers to consummate the transactions contemplated by this Agreement is subject to the satisfaction or waiver, at or prior to the Closing by the Sellers, of each of the following conditions:
(a)          the Purchaser Fundamental Representations shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date (unless any such representation or warranty is made only as of a specific date, in which event such representation or warranty shall be true and correct in all material respects only as of such specific date);
(b)          the representations and warranties of the Purchaser (other than the Purchaser Fundamental Representations) set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date, except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to, individually or in the aggregate, prevent the Purchaser from consummating the transactions contemplated herein or performing their respective obligations under this Agreement or the ancillary agreements (unless any such representation or warranty is made only as of a specific date, in which event such representation or warranty shall be true and correct only as of such specific date, except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to, individually or in the aggregate, prevent the Purchaser from consummating the transactions contemplated herein or performing their respective obligations under this Agreement or the ancillary agreements);
(c)          the Purchaser shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by the Purchaser at or prior to the Closing Date; and

(d)          the Sellers shall have received from the Purchaser, executed copies of the board of directors of the Purchaser authorizing this Agreement and the transactions contemplated herein.
5.4          Waiver of Conditions.
The conditions set forth in Section 5.1 may only be waived by mutual agreement of the Purchaser and the Sellers, in which case such mutual agreement shall be memorialized in writing. The conditions set forth in Section 5.2 may only be waived by written notice from the Purchaser. The conditions set forth in Section 5.3 may only be waived by written notice from the Sellers.
ARTICLE VI

TERMINATION
6.1          Termination.
This Agreement may be terminated, and the transactions contemplated herein may be abandoned, prior to the Closing solely:
(a)          by the mutual written consent of the Sellers and the Purchaser;
(b)          by either the Sellers or the Purchaser, if (i) an Order is entered enjoining or prohibiting any of the parties from consummating the transactions contemplated hereby and such Order has become final and non-appealable and (ii) the terminating Party shall have performed in all material respects its obligations under this Agreement;
(c)          by the Purchaser, if (i) the breach of one or more representations or warranties or the failure to perform one or more covenants or agreements on the part of the Sellers set forth in this Agreement shall have occurred that (A) is not reasonably capable of being cured prior to the Closing Date or, if reasonably capable of being cured, shall not have been cured by the earlier of (x) thirty (30) days following receipt by the Sellers of written notice of such breach or failure to perform from the Purchaser stating the Purchaser’s intention to terminate this Agreement pursuant to this Section 6.1(c) and the basis for such termination and (y) the Closing Date, as applicable, and (B) which renders impossible the satisfaction of one or more of the conditions set forth in  Section 5.2(a), Section 5.2(b) or Section 5.2(c) and (ii) the Purchaser is not in material breach of any provision of this Agreement;
(d)          by the Sellers, if (i) the breach of one or more representations or warranties or the failure to perform one or more covenants or agreements on the part of the Purchaser set forth in this Agreement shall have occurred which is (A) not reasonably capable of being cured prior to the Closing Date or, if reasonably capable of being cured, shall not have been cured by the earlier of (x) thirty (30) days following receipt by Sellers of written notice of such breach or failure to perform from any Seller stating the such Sellers’ intention to terminate this Agreement pursuant to this Section 6.1(d) and the basis for such termination and (y) the Closing Date, as applicable, and (B) which renders impossible the satisfaction of one or more of the conditions set forth in Section 5.3(a), Section 5.3(b) or Section 5.3(c) and (ii) the Sellers are not in material breach of any provision of this Agreement; and

(e)          by either the Sellers or the Purchaser, if the Closing shall not have occurred on or before December 31, 2019 (such date or any other date mutually agreed upon between the Parties, the “Long-Stop Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 6.1(e) shall not be available to any Party, if the breach by such party of its representations and warranties set forth in this Agreement or the failure of such Party to perform any of its obligations under this Agreement, including its failure to use its reasonable best efforts to consummate the transactions contemplated hereby as required by and subject to the terms and conditions of this Agreement, has been a principal cause of or resulted in the failure of the transactions contemplated hereby to be consummated on or prior to such date.
6.2          Effect of Termination.
Notwithstanding anything contained in this Agreement to the contrary, in the event of the valid termination of this Agreement by any Party pursuant to Section 6.1, written notice thereof shall be given to the other Parties hereto, in accordance with and specifying the provision hereof pursuant to which such termination is made, and this Agreement and the transactions contemplated hereby shall be terminated, without further action, notice, or deed by any Person, and shall forthwith become null and void and have no effect, without any liability or obligation for damages on the part of the parties hereto, their respective Representatives, or any of the foregoing’s respective former, current, or future, direct or indirect equity holders, controlling Persons, members, shareholders, general or limited partners, or Representatives, or any of their respective successors or assigns; provided, however, that no such termination shall relieve any Party hereto of any liability or obligation for damages resulting from willful misconduct, bad faith or gross negligence. For the avoidance of doubt, the confidentiality obligations of each Party set forth in Section 4.3 shall survive the termination of this Agreement.
ARTICLE VII

SURVIVAL; INDEMNIFICATION
7.1          Survival.
The representations and warranties in this Agreement and in any certificate delivered shall terminate as of the Closing and shall not survive the Closing for any purpose, except that the Seller Fundamental Representations and the Purchaser Fundamental Representations shall survive the Closing until the latest date permitted by law. The covenants and agreements contained in this Agreement that by their terms are to be performed following the Closing shall survive the Closing for the period contemplated by its terms.
7.2          Indemnification by Sellers.
Subject to the other terms and conditions of this Article VII, the Sellers shall indemnify the Purchaser against, and shall hold the Purchaser harmless from and against, and shall pay and reimburse the Purchaser for, any and all Losses incurred or sustained by, or imposed upon, the Purchaser based upon, arising out of, with respect to or by reason of:
(a)          any inaccuracy in or breach of any of the representations or warranties of the Sellers contained in this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date; or
(b)          any breach or non-fulfillment of any covenant, agreement or obligation to be performed by the Sellers pursuant to this Agreement.
7.3          Indemnification by the Purchaser.
Subject to the other terms and conditions of this Article VII, the Purchaser shall indemnify the Sellers against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Sellers based upon, arising out of, with respect to or by reason of:
(a)          any inaccuracy in or breach of any of the representations or warranties of the Purchaser contained in this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date; or
(b)          any breach or non-fulfillment of any covenant, agreement or obligation to be performed by the Purchaser pursuant to this Agreement.
7.4          Indemnification Procedures.The party making a claim under this Article VII is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this Article VII is referred to as the “Indemnifying Party”.
(a)          Indemnity Claims.  Any Action by an Indemnified Party making a claim under this Article VII (an “Indemnity Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) days after the Indemnified Party becomes aware of such Indemnity Claim.  The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure.  Such notice by the Indemnified Party shall describe the Indemnity Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party.  The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Indemnity Claim.  The Indemnified Party shall allow the Indemnifying Party and its Representatives to investigate the matter or circumstance alleged to give rise to the Indemnity Claim, and whether and to what extent any amount is payable in respect of the Indemnity Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Company’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its Representatives may reasonably request.  If the Indemnifying Party does not so respond within such thirty (30) day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

7.5          Exclusive Remedy.
The parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims for any breach of any representation, warranty, covenant, agreement or obligation set forth herein shall be pursuant to the indemnification provisions set forth in this Article VII.  In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article VII.  Notwithstanding the foregoing or any other provision in this Agreement to the contrary, no Party hereto shall be precluded from making, or otherwise limited in any recovery in connection with, any claim or cause of action (or recovery in connection therewith) against a Party hereto in the case of willful misconduct, bad faith or gross negligence on the part of, or facilitated by, such Party.
7.6          Limitation on Liability.
Notwithstanding the foregoing, after the consummation of the Closing, in no event shall any Seller’s liability to the Purchaser for breach of its representations, warranties, covenants or agreements contained herein (other than for breach of Seller Fundamental Representations) exceed the portion of the Purchase Price for the Shares sold by such Seller at the Closing.
ARTICLE VIII

DISPUTE RESOLUTION
8.1          Consultation.
(a)          Any dispute, controversy or claim arising out of or relating to this Agreement, or the interpretation, breach, termination or validity hereof (each, a “Dispute”), shall be resolved through consultation. Such consultation shall begin immediately after any Party hereto has delivered written notice to any other Party hereto requesting such consultation.
8.2          Arbitration.
(a)          If the Dispute is not resolved within thirty (30) days following the date on which a notice for consultation is given or upon the notice of any Party to the Dispute notifying that such consultation has failed, the Dispute shall be finally resolved by arbitration administered by the Hong Kong International Arbitration Centre (the “HKIAC”) under the UNCITRAL Arbitration Rules (the “Rules”) as are in force at the time of any such arbitration. There shall be one arbitrator. The seat of arbitration shall be Hong Kong.
(b)          There shall be three (3) arbitrators, each of whom shall be an attorney qualified to practice law and fluent in English and shall be appointed as follows:
(i)          Each of the Purchaser and the Sellers (acting collectively) shall, within thirty (30) days of the date on which the Dispute was referred to arbitration, each appoint one (1) arbitrator, who shall jointly appoint the third arbitrator, who shall chair the arbitration panel and shall be a national of a country other than Japan and China.  All arbitrators appointed to preside over a Dispute shall be and remain at all times impartial and independent of the parties.
(ii)          If either the Purchaser or the Sellers (acting collectively) fail to appoint an arbitrator within thirty (30) days of the date on which the Dispute was referred to arbitration, the HKIAC shall appoint the missing arbitrator.
(iii)          If the appointed arbitrators are unable to agree on the third (3rd) arbitrator within thirty (30) days of their appointment, then the HKIAC shall appoint the third (3rd) arbitrator.
(c)          The arbitration proceedings shall be conducted in English.
(d)          The arbitrators shall decide the Dispute submitted by the Parties to the arbitration strictly in accordance with the substantive laws of State of New York and shall not apply any other substantive law.
(e)          The Parties shall facilitate the arbitration by (i) cooperating in good faith to expedite (to the maximum extent practicable) the conduct of the arbitration, (ii) making available to one another and to the arbitrator for inspection and extraction all documents, books, records, and personnel under their control or under the control of a Person controlling or controlled by such Party if determined by the arbitrator to be relevant to the Dispute, subject only to any confidentiality obligations binding on such Person or Party, (iii) conducting arbitration hearings to the greatest extent possible on successive Business Days, and (iv) using their reasonable best efforts to observe the time periods established by the Rules or by the arbitrator for the submission of evidence and briefs.
(f)          In the course of arbitration, the Parties shall continue to implement the terms of this Agreement except (as between the disputing parties) for the matters under arbitration.
(g)          The costs and expenses of the arbitration, including the fees of the arbitration, including the fees of the arbitrators, shall be borne by the losing Parties to the Dispute, and the losing Parties shall be jointly liable to pay such costs and expenses; provided, however, that the arbitrators shall have the right to allocate the costs and expenses between each Party as the arbitrators deem equitable.
(h)          Any award made by the arbitrators shall be final and binding on each of the Parties that were Parties to the Dispute.  The Parties expressly agree to waive the applicability of any Laws that would otherwise give the right to appeal the decisions of the arbitrators so that there shall be no appeal to any court of law for the award of the arbitrators, and a Party shall not challenge or resist the enforcement action taken by any other Party in whose favor an award of the arbitrators was given.

ARTICLE IX

MISCELLANEOUS
9.1          Notices.
All notices, requests and other communications required or permitted under, or otherwise made in connection with, this Agreement, shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) upon confirmation of receipt when transmitted by facsimile transmission, (c) upon receipt after dispatch by registered or certified mail, postage prepaid or (d) on the next Business Day if transmitted by national overnight courier (with confirmation of delivery), in each case, addressed as follows:
if to Purchaser, to:
Japan NK Investment K.K.
9th Fl. Kotobuki Bldg.,
10-4, Iwamotocho-3chome, Chiyoda-ku, Tokyo 101-0032
Attention: Mitsutoshi Nishiyama
Facsimile No.: +81-3-5839-2048
if to Sellers, to:
Flash Bright Power Ltd.
Tower A2, North America International Business Centre
86 Beiyuan Road, Chaoyang District, Beijing, China
Attention: Weili Su
Facsimile No.: +86 10 8567 0858
with a copy to (which shall not constitute notice):
Dentons, Shenyang Office
42/F, Office Building 1, Forum 66
1-1 Qingnian Street, Shenyang, Liaoning Province, China
Attention: Chong Cao
Facsimile No.: +86 24 2398 5573
or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other Parties hereto. A Party may change or supplement the addresses given above, or designate additional addresses, for purposes of this Section 9.1 by giving the other Parties written notice of the new address in the manner set forth above.
9.2          Binding Effect; Assignments.
Subject to the terms and conditions contemplated by this Agreement, the rights and obligations of this Agreement shall bind and inure to the benefit of the Parties and their respective successors. Nothing expressed or implied herein shall be construed to give any other Person any legal or equitable rights hereunder. Except as expressly provided herein, the rights and obligations of this Agreement may not be assigned or delegated by any Party without the prior written consent of each other Party.

9.3          Governing Law.
This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York. Nothing in this Agreement shall affect the right to serve process in any manner permitted by law.
9.4          Counterparts.
This Agreement may be executed and delivered (including by facsimile transmission, .pdf or other electronic signature) in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.
9.5          Titles and Subtitles.
The titles and subtitles used in this Agreement are used for convenience only and shall not by themselves determine the interpretation of this Agreement.
9.6          Fees and Expenses.
Except as otherwise provided in this Agreement, each Party to this Agreement will bear its respective fees and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereunder, including all fees and expense of their respective representatives.
9.7          Amendments and Waivers.
No amendment or waiver of any provision of this Agreement will be valid and binding unless it is agreed upon by the Parties in writing.
9.8          Severability.
Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. In the event that any provision hereof would, under Applicable Laws, be invalid or unenforceable in any respect, each party hereto intends that such provision will be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, Applicable Laws and to otherwise give effect to the intent of the parties hereto.
9.9          Waiver.
Neither any failure nor any delay by any Party in exercising any right, power or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege.
9.10          Entire Agreement; Construction.

This Agreement supersedes all prior agreements, whether written or oral, among the Parties with respect to its subject matter (including the Memorandum, the Original SPA and any other written or oral communication between the Purchaser and any Seller) and constitutes (along with the Exhibits and other documents delivered pursuant to this Agreement) a complete and exclusive statement of the terms of the agreement between the Parties with respect to the transactions contemplated herein. This Agreement may not be amended, supplemented, or otherwise modified except by a written agreement executed by the Parties.
9.11          Representation by Counsel.
Each Party hereto acknowledges that it has been advised by legal and any other counsel retained by such Party in its sole discretion. Each Party acknowledges that such Party has had a full opportunity to review this Agreement and all related Exhibits and ancillary agreements and to negotiate any and all such documents in its sole discretion, without any undue influence by any other Party hereto or any third party.
9.12          Waiver of Jury Trial.
EACH PARTY HEREBY WAIVES (TO THE FULLEST EXTENT PERMITTED BY LAW) ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT AND THE RELATIONSHIP THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THE PARTIES ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO THIS AGREEMENT, THAT EACH PARTY HAS ALREADY RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THAT EACH PARTY WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS. EACH PARTY FURTHER WARRANTS AND REPRESENTS IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THE WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE TRANSACTIONS CONTEMPLATED HEREBY. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.
9.13          Amendment and Restatement.  Each Party acknowledges and agrees that pursuant to Section 9.7 of the Original SPA, the Original SPA is hereby amended and restated in its entirety as set forth in this Agreement.  Upon the execution of this Agreement the Original SPA shall be of no further force and effect, including all rights, duties and obligations of each of the parties thereunder (notwithstanding any provision in the Original SPA and including without limitation any provisions for the survival of any rights, duties or obligations of any party upon the termination thereof).

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have executed this Stock Purchase Agreement as of the date first written above.
For each Seller:

Flash Bright Power Ltd.

By:	/s/ Weili Su
	Name:	Weili Su
	Title:	Director

Rihuaxing Limited

By:	/s/ Bin Chen
	Name:	Bin Chen
	Title:	Director

Sunpeak Universal Holdings, Inc.

By:	/s/ Bin Chen
	Name:	Bin Chen
	Title:	Director

Bright Reality Investment Limited

By:	/s/ Ronghui Zhang
	Name:	Ronghui Zhang
	Title:	Director

[Signature Page to Stock Purchase Agreement]

For the Purchaser:

Japan NK Investment K.K.

By:	/s/ Mitsutoshi Nishiyama
	Name:	Mitsutoshi Nishiyama
	Title:	Chief Executive Officer

[Signature Page to Stock Purchase Agreement]

EXHIBIT A

SCHEDULE OF SELLERS

Seller	Ultimate Beneficial Owner / Controlling Persons	American Depositary Shares (Each Representing 8 Ordinary Shares)	Ordinary Shares
Flash Bright Power Ltd.	Mr. Weili Su, a Chinese citizen	13,386,013	2,600,006
Rihuaxing Limited	Mr. Bin Chen, a Chinese citizen	―	9,300,000
Sunpeak Universal Holdings, Inc.	Mr. Bin Chen, a Chinese citizen	―	29,519,844
Bright Reality Investment Limited	Ms. Ronghui Zhang, a Chinese citizen	―	3,600,000
Total for Sellers		13,386,013	45,019,850